Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

between

reata pharmaceuticals, inc.

and

ABBVIE LTD.

Dated as of October 9, 2019

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

DC: 7144249-23

Page

ARTICLE 1	Definitions1
ARTICLE 2	Termination, Restatement and Release14
2.1	Termination and Restatement14
2.2	Covenant Not to Sue and Release14
ARTICLE 3	Licenses And Exclusivity14
3.1	Survival and Amendment of License Grants to AbbVie14
3.2	License Grants to Reata16
3.3	No Implied Licenses17
3.4	AbbVie Exclusivity17
3.5	Reata Transfer Restrictions18
ARTICLE 4	Transfers18
4.1	AbbVie Obligations18
4.2	Delivery or Destruction of Samples19
4.3	Limitations19
ARTICLE 5	Financials19
5.1	Payments19
5.2	Royalties20
5.3	Mode of Payment22
5.4	Taxes22
5.5	Interest on Late Payments23
5.6	Financial Records23
5.7	Audit23
5.8	Audit Dispute24
5.9	Confidentiality24
ARTICLE 6	Intellectual Property24
6.1	Patent Management24
6.2	Cooperation24
6.3	Infringement Claims by Third Parties25
6.4	Product Trademarks in the Territory25
ARTICLE 7	Representations, Warranties and Covenants25

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

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7.1	Mutual Representations and Warranties25
7.2	Additional Representations, Warranties and Covenants of AbbVie27
7.3	Additional Representations, Warranties and Covenants of Reata27
7.4	DISCLAIMER OF WARRANTIES27
ARTICLE 8	Indemnification28
8.1	Indemnification by Reata28
8.2	Indemnification by AbbVie29
8.3	Notice of Claim29
8.4	Indemnification Procedures29
8.5	Special, Indirect, Consequential and Other Losses31
8.6	Insurance31
ARTICLE 9	Confidentiality31
9.1	Confidentiality Obligations31
9.2	Permitted Disclosures33
9.3	Use of Name33
9.4	Public Announcements34
9.5	Publications34
ARTICLE 10	Term and Termination34
10.1	Term35
10.2	Termination by Mutual Agreement35
10.3	Material Breach35
10.4	Termination for Insolvency35
10.5	Rights in Bankruptcy35
10.6	Effects of Termination; Surviving Provisions36
10.7	Remedies37
ARTICLE 11	Miscellaneous37
11.1	Force Majeure37
11.2	Export Control37
11.3	Assignment37
11.4	Non-Disparagement39
11.5	Severability39
11.6	Governing Law; Service39
11.7	Dispute Resolution39
11.8	Notices40
11.9	Entire Agreement41

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

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11.10	English Language42
11.11	Equitable Relief42
11.12	Waiver and Non-Exclusion of Remedies43
11.13	No Benefit to Third Parties43
11.14	Further Assurance43
11.15	Relationship of the Parties43
11.16	Counterparts; Facsimile Execution43
11.17	References43
11.18	Construction44

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

iii

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated license Agreement (this “Agreement”) is entered into as of October 9, 2019 (the “A&R Date”) by and between Reata Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 (“Reata”), and AbbVie Ltd., a Bermuda corporation having its principal place of business at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, as successor in interest to Abbott Pharmaceuticals PR Ltd. (“AbbVie”).  Reata and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Background

WHEREAS, AbbVie and Reata entered into that certain License Agreement, dated as of September 21, 2010 (the “License Agreement”), under which AbbVie obtained the right to develop and commercialize Bardoxolone (as defined herein) and certain back-up and follow-on Targeted AIMs (as defined herein), for use in certain renal, cardiovascular and metabolic indications in certain countries and territories outside the U.S.;

WHEREAS, AbbVie and Reata entered into that certain Collaboration Agreement, dated as of December 9, 2011 (the “Collaboration Agreement”), under which AbbVie and Reata agreed to collaborate to research, develop and commercialize certain Targeted AIMs, including Omaveloxolone (as defined herein), for use in indications other than the renal, cardiovascular and metabolic indications that are the subject of the License Agreement;

WHEREAS, pursuant to the License Agreement and the Collaboration Agreement, AbbVie and Reata have collaborated to research and develop the Compounds (as defined herein);

WHEREAS, AbbVie and Reata now desire to amend and restate the License Agreement and Collaboration Agreement to provide for the Parties to terminate certain rights existing under the License Agreement and Collaboration Agreement and for AbbVie to license its rights to Exploit (as defined herein) such Compounds to Reata in exchange for certain payments and other undertakings as provided herein; and

WHEREAS, Reata has determined that no HSR Filings are required in connection with this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
Definitions

1.1“A&R Date” has the meaning set forth in the Preamble.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.2“AbbVie Indemnitees” has the meaning set forth in Section 8.1.

1.3“AbbVie Know-How” means the Information set forth on Schedule 1.3 until such Information is part of the public domain by public use, publication, general knowledge or the like.

1.4“AbbVie Patents” means (a) the Patents set forth on Schedule 1.4 (the “Scheduled Patents”) and (b) all other Patents that claim priority to (i) any of the Scheduled Patents or (ii) any Patent to which any of the Scheduled Patents claims priority, in each case ((i) and (ii)), that solely claim subject matter that is disclosed in the Scheduled Patents.

1.5“Accountant” has the meaning set forth in the Section 5.8.

1.6“Additional Amount” has the meaning set forth in Section 5.4(b).

1.7“ADR” has the meaning set forth in Section 11.7(a).

1.8“Adverse Ruling” has the meaning set forth in Section 10.2.

1.9“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  Neither of the Parties to this Agreement shall be deemed to be an “Affiliate” of the other solely as a result of entering into this Agreement.  “Affiliates” of a Party include Persons that are Affiliates of such Party as of the A&R Date and Persons that become Affiliates of such Party after the A&R Date, including pursuant to a Change of Control.

1.10“Aggregate Consideration” has the meaning set forth in Section 5.1.

1.11“Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.12“Bardoxolone” means the pharmaceutical compound bardoxolone methyl having the chemical structure set forth on Schedule 1.12 (the “Bardoxolone Parent Compound”), and any metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug  Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form thereof and any derivative of any of the foregoing, provided however, that “derivative” as used in this Section 1.12 shall not include any structural analogue of bardoxolone methyl that is not a metabolite, salt, hydrate, solvate,

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the Bardoxolone Parent Compound and is not otherwise designed to generate or deliver therapeutically effective concentrations of the Bardoxolone Parent Compound within a subject.

1.13“Bardoxolone Parent Compound” has the meaning set forth in Section 1.12.

1.14“Bardoxolone Reversion Date” has the meaning set forth in Section 1.78.

1.15“Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.16“Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first Calendar Quarter for the first Calendar Year shall extend from the A&R Date to the first of March 31, June 30, September 30 and December 31 to occur thereafter.

1.17“Calendar Year” means (a) the period commencing on the  A&R Date and ending on December 31 of the calendar year during which the A&R Date occurs, and (b) each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.18“Change of Control” means, with respect to a Party (or any of its controlling Affiliates), (a) a merger, acquisition, consolidation or reorganization (or other business combination) of such Party (or any of its controlling Affiliates) with a Third Party that results in the voting securities of such Party (or any of its controlling Affiliates) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, acquisition, consolidation or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or any of its controlling Affiliates), (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s (or any of its controlling Affiliates’) business to which the subject matter of this Agreement relates or (d) the holders of capital stock of such Party (or any of its controlling Affiliates) approve a plan or proposal for the liquidation or dissolution of such entity.

1.19“Collaboration Agreement” has the meaning set forth in the Recitals.

1.20“Collaboration Licenses” has the meaning set forth in Section 3.1(b).

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.21“Combination Product” means a Royalty Product that comprises or contains both (a) Omaveloxolone or one or more Existing AIMs as an active pharmaceutical ingredient; plus (b) one or more other active pharmaceutical ingredients that is not Omaveloxolone or one or more Existing AIMs, and that is sold either as a fixed dose or as separate doses in a single package for a single price.

1.22“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a pharmaceutical product, including activities related to marketing, promoting, distributing, and importing such pharmaceutical product, conducting medical affairs activities and interacting with Regulatory Authorities regarding the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.23“Compound” means any of Bardoxolone, Omaveloxolone or any Existing AIM.

1.24“Confidential Information” has the meaning set forth in Section 9.1.

1.25“Control” means, with respect to any item of Information or intellectual property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license grants in the License Agreement or the Collaboration Agreement that survive pursuant to Section 3.1(a)), to grant a license, sublicense or other right to or under such Information or intellectual property as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.  “Controls” and “Controlled” have corresponding meanings.

1.26“Convicted Entity” has the meaning set forth in Section 7.1(f)iv.

1.27“Convicted Individual” has the meaning set forth in Section 7.1(f)iv.

1.28“Debarred Entity” has the meaning set forth in Section 7.1(f)ii.

1.29“Debarred Individual” has the meaning set forth in Section 7.1(f)i.

1.30“Default Notice” has the meaning set forth in Section 10.2.

1.31“Development” means all activities related to research, preclinical testing and other non-clinical studies, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, other chemistry, manufacturing and controls development, clinical studies, including Manufacturing in support thereof, development and identification of biomarkers, diagnostics and companion tools, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities reasonably necessary or useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.32“Dispute” has the meaning set forth in Section 11.7.

1.33“Dollars” or “$” means United States Dollars.

1.34“Drug Approval Application” means a New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the European Medicines Agency and any successor agency thereto pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.35“Equity Offering” means one or more public or private sales for cash proceeds of at least Two Hundred Million Dollars ($200,000,000) in aggregate of any equity securities of Reata or any of its Affiliates, including common stock or preferred stock, other than any issuance of equity securities in connection with a business combination transaction (including, for clarity, a Change of Control transaction) or employee equity awards.

1.36“Excluded Entity” has the meaning set forth in Section 7.1(f)iii.

1.37“Excluded Individual” has the meaning set forth in Section 7.1(f)iii.

1.38“Existing AIM” means any compound identified on Schedule 1.38 and any metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form thereof that is a Targeted AIM or would generate a Targeted AIM upon administration to a subject, and any derivative of any of the foregoing provided that the derivative is a Targeted AIM or would generate a Targeted AIM upon administration to a subject.  For clarity, “Existing AIM” does not include a compound that is not listed on Schedule 1.38 and either: (a) is a structural analogue of a compound listed on Schedule 1.38; or (b) is not a metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of a compound on Schedule 1.38; or (c) is not otherwise designed to generate or deliver therapeutically effective concentrations of a compound on Schedule 1.38 within a subject.

1.39“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.  “Exploitation” means the act of Exploiting a product or process.

1.40“FDA” means the United Stated Food and Drug Administration and any successor agency thereto.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.41“FDA’s Disqualified/Restricted List” has the meaning set forth in Section 7.1(f)v.

1.42“First Commercial Sale” means, with respect to a pharmaceutical product and a country, the first sale for monetary value for use or consumption by the end user of such product in such country after Regulatory Approval for such product has been obtained in such country.  Sales prior to receipt of Regulatory Approval for such product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.43“First Period” means the period that begins on the A&R Date and ends on the eighteen (18)-month anniversary of the A&R Date.

1.44“Generic Product” means, with respect to a Royalty Product, any pharmaceutical product that: (a) is sold by a Third Party under a Drug Approval Application granted by a Regulatory Authority to such Third Party, which Third Party is not a licensee or sublicensee of Reata or its Affiliates, or any of their licensees or sublicensees, and has not obtained such Royalty Product from a chain of distribution including Reata, its Affiliates or any of their licensees or sublicensees, (b) contains the applicable Compound as an active pharmaceutical ingredient (or the same active moiety); and (c) is approved in reliance, in whole or in part, on the prior approval of such Royalty Product as determined by the applicable Regulatory Authority (pursuant to 21 U.S.C. 355(b)(2), an ANDA, a separate NDA, compendia listing, other drug approval application or otherwise, including foreign equivalents of the foregoing).  A Royalty Product licensed or produced by Reata (i.e., an authorized generic product) will not constitute a Generic Product.

1.45“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.46“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as codified at 15 U.S.C. § 18a, as may be amended from time to time, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law (including all additions, supplements, extensions and modifications thereto).

1.47“HSR Filing” means (a) filings by Reata and AbbVie with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings, if any, with applicable Governmental Authorities where such filings are required.

1.48“Indemnification Claim Notice” has the meaning set forth in Section 8.3.

1.49“Indemnified Party” has the meaning set forth in Section 8.3.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.50“Indemnifying Party” has the meaning set forth in Section 8.3.

1.51“Indemnitees” means the AbbVie Indemnitees or Reata Indemnitees, as the context requires.

1.52“Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.53“Knowledge” means the actual knowledge of the in-house patent counsel of AbbVie who has responsibilities for prosecuting the Scheduled Patents in the United States as of the A&R Date, without any obligation or duty to perform any inquiry or investigation with respect to the applicable facts and information.

1.54“License Agreement” has the meaning set forth in the Recitals.

1.55“Licensed Product” means any pharmaceutical product containing any Compound, alone or in combination with one or more other therapeutically active ingredients, in any and all forms, presentations, dosages, and formulations.

1.56“Loan and Security Agreement” has the meaning set forth in Section 7.3.

1.57“Losses” has the meaning set forth in Section 8.1.

1.58“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of pharmaceutical products  or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.59“Net Sales” means, with respect to a Royalty Product for any period in any country in the Territory, the total amount billed or invoiced on sales of such Royalty Product during such period by Reata or its Affiliates or its or their Sublicensees/Distributors in such country in the Territory to Third Parties (including wholesalers or distributors who are not Sublicensees/Distributors) in bona fide arm’s length transactions, less the following deductions, in each case to the extent such deductions relate specifically to such Royalty Product in such country and are actually allowed and taken by such Third Parties and are not otherwise recovered by or reimbursed to Reata or its Affiliates or its or their Sublicensees/Distributors:

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(a)trade, cash and quantity discounts;

(b)price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities;

(c)taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Royalty Product;

(e)amounts repaid or credited by reason of rejections, defects, one percent (1%) return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(f)that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Royalty Product;

(g)the portion of administrative fees (which fees shall be consistent with the requirements set forth in 42 C.F.R. 1001.952(j) or any successor regulation) paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers relating specifically to such Royalty Product;

(h)any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of such Royalty Product, where for purposes of this Net Sales definition, a “Delivery System” shall mean any delivery system comprising equipment, instrumentation, one or more devices, or other components designed to assist in the administration of such Royalty Product. To the extent that the Delivery System and Royalty Product are sold as one product, the deduction from Net Sales shall be calculated using the methodology spelled out for a Combination Product as described below;

(i)any invoiced amounts from a prior period that are written off or reserved as not collectable by Reata or its Affiliates or its or their Sublicensees/Distributors, including bad debts; and

(j)any other similar and customary deductions that are consistent with GAAP.

Net Sales shall include the amount or fair market value of all other consideration received by Reata or its Affiliates or its or their Sublicensees/Distributors in respect of such Royalty Product, whether such consideration is in cash, payment in kind, exchange, or other form.  Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes so long as such transfer or disposition is made at or below  cost.  Net

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Sales shall not include sales between or among Reata or its Affiliates or its or their Sublicensees/Distributors so long as such Affiliates or Sublicensees/Distributors are not end-users of such Royalty Product.  Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Reata or its Affiliates or its or their Sublicensees/Distributors, which must be in accordance with GAAP and consistently applied.

(i)If a Royalty Product is sold as a Combination Product for any period in any country in the Territory, the Net Sales for such Combination Product will be calculated as follows: If Reata, its Affiliates, or Sublicensees/Distributors separately sells in such country, (x) Royalty Products containing as its sole active ingredient one or more of Omaveloxolone or any Existing AIM contained in such Combination Product (the “Mono Product”) and (y) products containing as their sole active ingredients the other active ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Reata’s (or its Affiliate’s or Sublicensees/Distributor’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product(s) in such country and B is Reata’s (or its Affiliate’s or Sublicensees/Distributor’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country, for products that contain as their sole active ingredient(s) the other active ingredient(s) in such Combination Product.

(ii)If Reata, its Affiliates, or Sublicensees/Distributors separately sells in such country the Mono Product but does not separately sell in such country products containing as their sole active ingredient(s) the other active ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is Reata’s (or its Affiliate’s or Sublicensees/Distributor’s, as applicable)  average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country, and C is Reata’s (or its Affiliate’s or Sublicensees/Distributor’s, as applicable) average Net Sales price in such country during the period to which the Net Sales calculation applies for such Combination Product.

(iii)If Reata, its Affiliates, or Sublicensees/Distributors do not separately sell in such country the Mono Product but do separately sell products containing as their sole active ingredient(s) the other active ingredient(s) contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: D is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country and E is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredient(s) the other active ingredient(s) in such Combination Product.

(iv)If Reata, its Affiliates, or Sublicensees/Distributors do not separately sell in such country both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such other active ingredient or ingredients.

1.60“Omaveloxolone” means the pharmaceutical compound omaveloxolone having the chemical structure set forth in Schedule 1.60 (the “Omaveloxolone Parent Compound”), and any metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form thereof and any derivative of any of the foregoing; provided, however, that  “derivative” as used in this Section 1.60 shall not include any structural analogue of the Omaveloxolone Parent Compound that is not a metabolite, salt, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, Pro Drug Form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the Omaveloxolone Parent Compound and is not otherwise designed to generate or deliver therapeutically effective concentrations of the Omaveloxolone Parent Compound within a subject.

1.61“Omaveloxolone Parent Compound” has the meaning set forth in this Section 1.60.

1.62“Omaveloxolone Reversion Date” has the meaning set forth in Section 1.78.

1.63“Patents” mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.64“Payment” has the meaning set forth in Section 5.4(a).

1.65“Permitted Targeted AIM” has the meaning set forth in Section 3.4(c).

1.66“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a Governmental Authority.

1.67“Pro Drug Form” means, with respect to a particular parent compound, a compound that is a pro drug, including an ester pro drug of such parent compound, but limited

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

to a compound that is designed to overcome pharmacokinetic barriers to delivery of such parent compound.

1.68“Product Licenses” has the meaning set forth in Section 3.1(a).

1.69“Reata Indemnitees” has the meaning set forth in Section 8.2.

1.70“Reata Intellectual Property” means (a) the Licensor Know-How, the Licensor Patents, the Joint Know-How and the Joint Patents, each as defined in the License Agreement in effect immediately prior to the A&R Date, licensed by Reata to AbbVie under Section 5.1.1, Section 5.1.2 and Section 5.1.3 of the License Agreement in effect immediately prior to the A&R Date and (b) the Reata Patents, Reata Know-How, Joint Patents and Joint Know-How, each as defined in the Collaboration Agreement in effect immediately prior to the A&R Date, licensed by Reata to AbbVie under Section 10.1(a)(i) and Section 10.1(a)(iii) of the Collaboration Agreement in effect immediately prior to the A&R Date, in each case ((a) and (b)), that exists as of the A&R Date or that may come into existence during the Term.

1.71“Reata Patents” means any Patent in the Reata Intellectual Property.

1.72“Reata Withholding Tax Action” has the meaning set forth in Section 5.4(b).

1.73“Regulatory Approval” means, with respect to a pharmaceutical product in a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market such pharmaceutical product in such country, including, where applicable, (a) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto) and (b) labeling approval.

1.74“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of pharmaceutical products in the Territory.

1.75“Regulatory Exclusivity” means, with respect to each Royalty Product and each country, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country that confers an exclusive commercialization period during which Reata or its Affiliates or Sublicensees/Distributors have the exclusive right to market, price, and sell such Royalty Product in such country through a regulatory exclusivity right, including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

1.76“Restricted AIM” means any small molecule that selectively and specifically activates the Nrf1 or Nrf2 pathways as its primary mechanism of action.

1.77“Restricted Indication” has the meaning set forth in Section 3.4(b).

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.78“Reversion Date” means (a) with respect to the Product License, the later of (i) the date upon which AbbVie has received the entirety of the Aggregate Consideration and (ii) the expiration of the First Period (the “Bardoxolone Reversion Date”) and (b) with respect to the Collaboration License, the date upon which AbbVie has received the entirety of the Aggregate Consideration (the “Omaveloxolone Reversion Date”).

1.79“Royalty Product” means any pharmaceutical product containing Omaveloxolone or any Existing AIM, alone or in combination with one or more other therapeutically active ingredients, in any and all forms, presentations, dosages, and formulations.

1.80“Royalty Term” means, with respect to each Royalty Product and each country, the period beginning on the date of First Commercial Sale of such Royalty Product, and ending on the latest to occur of (a) the expiration of the last-to-expire AbbVie Patent or any Patent owned or controlled by Reata or any of its Affiliates, in either case, that includes a Valid Claim that covers the composition, use or method of manufacture of such Royalty Product in such country, (b) the expiration of Regulatory Exclusivity in such country for such Royalty Product, and (c) the [***] ([***]) anniversary of the First Commercial Sale of such Royalty Product in such country.

1.81“Samples” has the meaning set forth in Section 4.1(b).

1.82“Second Period” means the period that begins on the first day after the end of the First Period and ends on the three (3)-year anniversary of the A&R Date.

1.83“Scheduled Patents” has the meaning set forth in Section 1.4.

1.84“Senior Officer” means, with respect to Reata, its Chief Executive Officer, and with respect to AbbVie, its Chief Strategy Officer.

1.85“Sublicensee” means a Third Party to whom Reata or any of its Affiliates has granted a sublicense under Section 3.2(b).

1.86“Sublicensee/Distributor” means (a) a Sublicensee or (b) a Third Party who is not a Sublicensee, but to whom Reata or any of its Affiliates has granted the right to distribute Royalty Products wherein such Third Party makes payments to Reata or any of its Affiliates for the right to sell (or resell) Royalty Products, whether or not such payment is in the form of a royalty (or other amount) based upon the revenues received by such Third Party for the sale (or resale) of such Royalty Products.  For clarity, the following entities are not Sublicensee/Distributors under the foregoing clause (b): (i) McKesson Corporation, AmerisourceBergen, Cardinal Health and Besse Medical, in each case based on the activities performed by those entities as of the A&R Date, and other entities performing like activities in other countries in the Territory; and (ii) any other Third Party that acts as a wholesaler or provides warehousing or logistical support with respect to the sale or distribution of Royalty Products, without more.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.87“Targeted AIM” means any small molecule that activates the Nrf1 or the Nrf2/Keap 1 pathways as its primary mechanism of action.  For clarity, Bardoxolone and Omaveloxolone are each a Targeted AIM.  For purposes of this Agreement (including for the definition of Existing AIM), each compound identified on Schedule 1.38 shall be deemed a Targeted AIM.

1.88“Targeted AIM Product” means any product containing a Targeted AIM, alone or in combination with one or more other therapeutically active ingredients, in any and all forms, presentations, dosages and formulations.

1.89“Term” has the meaning set forth in Section 10.1.

1.90“Territory” means all countries and territories of the world.

1.91“Third Party” means any Person other than AbbVie, Reata and their respective Affiliates.

1.92“Third Party Claims” has the meaning set forth in Section 8.1.

1.93“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, service mark, trade name, logo, design mark or domain name, whether or not registered.

1.94“Transfer Consideration” has the meaning set forth in Section 3.5(b).

1.95“Transfer Transaction” means, with respect to a Compound, any transaction to (sub)license, sell or otherwise transfer or assign, including by granting an option to obtain a license to or to acquire, any Third Party any rights to Develop (except as noted below) or Commercialize such Compound or any pharmaceutical product containing such Compound (a) with respect to Bardoxolone, in the Licensee Territory (as defined in the License Agreement in effect immediately prior to the A&R Date) and (b) with respect to Omaveloxolone or any Existing AIM, in the Territory.  Notwithstanding the foregoing, a Transfer Transaction shall not include (i) any Change of Control transaction, (ii) any customary and usual (sub)contractor arrangement with a Third Party service provider in the ordinary course that is solely for the purpose of conducting Development (but not Commercialization) of a Compound in which the applicable Third Party does not receive any rights in or to the applicable Compound or the Commercialization thereof or any financial consideration other than a fee for services performed, such as an arrangement with a contract research organization for the conduct of  clinical trials or non-clinical studies, (iii) an arrangement with a Third Party pharmaceutical company for the conduct of a combination clinical study involving a Compound and such Third Party’s compound, which grants no commercial rights to such Third Party  and (iv) any distribution arrangement if such arrangement provides that the applicable Compound is supplied by Reata or any of its Affiliates at a commercially reasonable cost and Reata and its Affiliates receive no other consideration for such distribution arrangement.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

1.96“Valid Claim” means a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer, or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

ARTICLE 2
Termination, Restatement and Release

2.1Termination and Restatement.  The Parties’ rights and obligations under the License Agreement and the Collaboration Agreement shall be amended and restated as set forth hereunder from and after the A&R Date, and, except as expressly provided in this Agreement (including as set forth in Section 3.1), the provisions of the License Agreement and the Collaboration Agreement shall terminate and be of no further force and effect as of the A&R Date.  For clarity, the effects of termination provided in Section 12.6, Section 12.7 and Section 12.8 of the License Agreement and the survival provisions of Section 12.10 of the License Agreement shall terminate and be of no force and effect as of the A&R Date.

2.2Covenant Not to Sue and Release.  As an inducement for each Party entering into this Agreement, which each Party agrees constitutes valid consideration to it, each Party, on behalf of itself, its Affiliates, and its and their predecessors, successors and assigns, covenants that it will not, and hereby knowingly and voluntarily fully and forever waives, releases and discharges any right to, institute, prosecute or pursue any complaints, claims, charges, liens, debts, costs, fees, claim for relief, demands, suits, actions and causes of action, of whatever kind or nature, whether in law or in equity, known or unknown and that it has or could assert, against the other Party, its Affiliates, its and their predecessors, successors and assigns, and all of their current and former officers, owners, shareholders, directors, managers, agents, representatives, servants, employees, attorneys, under common law or under any statute, rule, regulations, order, or law, whether federal, state or local, that are based in whole or in part upon, arise out of, or relate to, the execution of, conduct (or omissions) under or in connection with, or exercise of any rights under, the License Agreement or the Collaboration Agreement on or before the A&R Date.   For clarity, the foregoing shall not limit a Party’s rights or obligations under ARTICLE 8.

ARTICLE 3
Licenses And Exclusivity

3.1Survival and Amendment of License Grants to AbbVie.

(a)Product Licenses under the License Agreement.  The licenses granted by Reata to AbbVie under Section 5.1.1, Section 5.1.2 and Section 5.1.3 (and all other sections cross-referenced, and defined terms used in such Sections) of the License Agreement expressly survive the termination of the License Agreement under Section 2.1, provided that they are amended to be fully-paid and irrevocable and they shall otherwise continue in full force and

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

effect in perpetuity, unless and until the Bardoxolone Reversion Date occurs (as amended, the “Product Licenses”).

For clarity, the licenses and rights granted under Sections 5.1.4, 5.1.5, and 5.1.6 of the License Agreement shall terminate and be of no further force and effect as of the A&R Date and accordingly, all rights referenced therein shall, as of the A&R Date, revert to Reata.

(b)Collaboration Licenses under the Collaboration Agreement. The licenses granted by Reata to AbbVie under Section 10.1(a)(i) and Section 10.1(a)(iii) (and all other sections cross-referenced, and defined terms used in such Sections) of the Collaboration Agreement expressly survive the termination of the Collaboration Agreement under Section 2.1; provided that they are amended to be fully-paid and irrevocable and they shall otherwise continue in full force and effect in perpetuity, unless and until the Omaveloxolone Reversion Date occurs (as amended, the “Collaboration Licenses”).

For clarity, the licenses and rights granted under Sections 10.1(a)(ii), and Sections 10.1(a)(iv) though (vi) of the Collaboration Agreement shall terminate and be of no further force and effect as of the A&R Date and accordingly, all rights referenced therein shall, as of the A&R Date, revert to Reata.

(c)Events Upon Omaveloxolone Reversion Date.  If the Omaveloxolone Reversion Date occurs before the Bardoxolone Reversion Date, upon the Omaveloxolone Reversion Date, the Collaboration Licenses shall terminate and be of no further force and effect, in which event:

i.

The license grants to Reata under Section 3.2 shall terminate solely with respect to Omaveloxolone and the Existing AIMs and be of no further force and effect solely with respect to Omaveloxolone and the Existing AIMs, and all rights under the Reata Intellectual Property described in clause (b) of the definition thereof shall revert to Reata;

ii.

AbbVie shall, and hereby does, assign to Reata all of AbbVie’s right, title and interest in and to the AbbVie Patents and the AbbVie Know-How (except for the bioanalytical report for study 402-C-1302 (LARIAT), ownership of which shall be retained by AbbVie);

iii.

Notwithstanding the termination of licenses to Reata with respect to Omaveloxolone and the Existing AIMs and the assignment, in consideration for the termination of the Collaboration Licenses and reversion to Reata of the rights granted thereunder, and assignment of the AbbVie Patents and AbbVie Know-How as provided in clause (ii), all payment obligations of Reata set forth

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

in Section 5.2 shall continue in full force and effect for the applicable Royalty Term; and
iv.	all other provisions of this Agreement shall continue in full force and effect until termination of this Agreement as provided is Article 10.

(d)Events Upon Bardoxolone Reversion Date.  Upon the Bardoxolone Reversion Date, the Product Licenses and the Collaboration Licenses (if not terminated prior to the Bardoxolone Reversion Date pursuant to Section 3.1(c)) shall terminate and be of no further force and effect, in which event:

i.	The license grants to Reata under Section 3.2 shall terminate and be of no further force and effect and all rights under the Reata Intellectual Property shall revert to Reata;
ii.

AbbVie shall, and hereby does, assign to Reata all of AbbVie’s right, title and interest in and to the AbbVie Patents and the AbbVie Know-How (in each case, to the extent not assigned prior to the Bardoxolone Reversion Date pursuant to Section 3.1(c));

iii.

Notwithstanding the termination of licenses to Reata and the assignment, in consideration for the termination of the Product Licenses and the Collaboration Licenses and reversion to Reata of the rights granted thereunder, and assignment of the AbbVie Patents and AbbVie Know-How, all payment obligations of Reata set forth in Section 5.2 shall continue in full force and effect for the applicable Royalty Term; and

iv.	all other provisions of this Agreement shall continue in full force and effect until termination of this Agreement as provided is Article 10.

3.2License Grants to Reata.

(a)Subject to Section 3.2(b) and Article 5 and the other terms and conditions of this Agreement, AbbVie (on behalf of itself and its Affiliates) hereby grants to Reata an exclusive (including with regard to AbbVie and its Affiliates), royalty-bearing, worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 3.2(b), under the Reata Intellectual Property, the AbbVie Know-How and the AbbVie Patents, to (i) obtain, maintain, and hold Regulatory Approvals for, and otherwise  Develop, Manufacture, Commercialize and Exploit for all indications Targeted AIMs and Targeted AIM Products, including as combination products; provided that the foregoing license expressly excludes any rights to obtain, maintain, and hold Regulatory Approvals for, or otherwise Develop, Manufacture, Commercialize or Exploit, any compound, composition or product owned or controlled by AbbVie or any of its Affiliates that is not a Compound.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(b)Reata shall have the right to grant sublicenses (or further sublicenses) under the rights it is granted under Section 3.2(a) to any of its Affiliates or to a Third Party (with the right to further sublicense, through multiple tiers of Sublicensees) if such sublicense is not prohibited under Section 3.5; provided that, (i) any such sublicense shall (A) be consistent with, and subject to, the terms and conditions of this Agreement, (B) require such Affiliate or Third Party to comply with the terms and conditions of this Agreement that are applicable to its activities, and (C) with respect to any sublicense granted to a Third Party, contain a release of AbbVie by such Third Party in a form substantially simliar in form and substance to the form attached hereto as Schedule 3.2(b) and (ii) Reata shall remain fully liable for the performance of its obligations and for the performance of such Affiliate or Third Party in accordance with the terms of this Agreement, and all acts or omissions of such Affiliate or Third Party shall be deemed acts or omissions of Reata hereunder.

3.3No Implied Licenses.  AbbVie and its Affiliates and sublicensees shall have no right, express or implied, with respect to the Reata Intellectual Property, and Reata and its Affiliates shall have no right, express or implied, with respect to the AbbVie Know or AbbVie Patents except, in each case, as expressly provided in Section 3.1 or Section 3.2, as applicable.

3.4AbbVie Exclusivity.

(a)Subject to Section 3.4(c), [***], AbbVie shall not, and shall cause its Affiliates not to, clinically Develop (whether independently or with, through or for any Third Party) or acquire any Restricted AIM.

(b)Subject to Section 3.4(c), [***], AbbVie shall not, and shall cause its Affiliates not to, clinically Develop (whether independently or with, through or for any Third Party) or acquire any Restricted AIM for any Restricted Indication.  “Restricted Indication” means the prevention, treatment, or amelioration of:  (i) any cardiovascular disease or condition; (ii) any renal disease or condition; (iii) any neurological, psychiatric, or neuropsychiatric disorders or conditions (other than diabetic neuropathy); or (iv) disorders of the corneal endothelium, in each case ((i) – (iv)), excluding the prevention, treatment, or amelioration of:  (A) any forms of cancer; (B) any forms of organ failure (other than renal failure or heart failure); (C) respiratory disorders; (D) allergies and autoimmune diseases (other than lupus nephritis); (E) infectious diseases; (F) skin diseases (other than diabetic ulcers); (G) gastrointestinal disorders; (H) bone or cartilage disorders; (I) musculoskeletal disorders; (J) eye diseases (other than diabetic retinopathy and disorders of the corneal endothelium); (K) human immunodeficiency virus-associated complications; and (L) sepsis.

(c)Notwithstanding the foregoing, in no event shall AbbVie or any of its Affiliates be prohibited under Section 3.4(a) or Section 3.4(b) from (i) acquiring a Permitted Targeted AIM [***]; provided that, except as set forth in the following clause (ii), the clinical Development of any such Permitted Targeted AIM shall remain subject to Section 3.4(a) or Section 3.4(b), as applicable or (ii) completing any clinical trial for any Permitted Targeted AIM that had been initiated as the time AbbVie or its Affiliate acquires such Permitted Targeted AIM, provided that any subsequent clinical Development following completion of such clinical trial

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

for such Permitted Targeted AIM shall remain subject to Section 3.4(a) or Section 3.4(b), as applicable.  “Permitted Targeted AIM” means a Restricted AIM the rights to which are acquired incidentally by AbbVie or any of its Affiliates from a Third Party after the A&R Date through a license, collaboration, merger, acquisition or other similar transaction (including by Change of Control of AbbVie) focused on the acquisition of other strategic assets or programs.

3.5Reata Transfer Restrictions.

(a)Subject to Section 11.3(a), during the First Period, Reata shall not, and shall cause its Affiliates not to, enter into a Transfer Transaction with respect to any Compound.

(b)Subject to Section 11.3(a), during the Second Period, Reata shall not, and shall cause its Affiliates not to, enter into a Transfer Transaction with respect to Bardoxolone if the aggregate Transfer Consideration for such Transfer Transaction and any other Transfer Transactions for Bardoxolone that close before the end of the Second Period exceeds [***] Dollars ($[***]).  “Transfer Consideration” means, with respect to a Transfer Transaction, the sum of (i) any amounts payable as consideration for entering into such Transfer Transaction, which amounts are not subject to the occurrence of future events or contingencies (other than future events or contingencies for which there is no meaningful risk of non-occurrence (e.g., passage of time or the drafting of a report)), and (ii) any amounts payable in connection with the achievement of milestone events that are reasonably likely to occur before the earlier of the expiration of the Second Period and the first anniversary of the closing of such Transfer Transaction.

ARTICLE 4
Transfers

4.1AbbVie Obligations.  AbbVie shall deliver, at AbbVie’s sole cost and expense, the following items to Reata:

(a)on or before (x) with respect to clause (i), December 31, 2019, and (y) with respect to clauses (ii) and (iii), February 29, 2020, a bioanalytical report for each of the following studies:

i.study 408-C-1402 (MOXIe);

ii.study 408-C-1403 (MOTOR); and

iii.study 402-C-1302 (LARIAT),

which reports shall be similar in content and format to the bioanalytical reports provided to Reata by AbbVie for studies 408-C-1303 and 408-C-1306.  For clarity, neither AbbVie nor any of its Affiliates shall have any further obligation to provide interpretation of such reports or additional data relating to such reports or studies or the Compounds;

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(b)on or before December 31, 2019, an inventory of pharmacokinetic plasma samples in frozen storage at AbbVie (the “Samples”); provided, that, subject to Section 4.2, neither AbbVie nor any of its Affiliates shall have any further obligation to provide any documentation or support with respect to the Samples; and

(c)on or before the date that is thirty (30) days following the A&R Date, a written confirmation in the form attached hereto as Schedule 4.1(c) that the original data supporting the human metabolite ID report (Memo 3) remain archived in Bio Book S-2012-000041365 (as indicated in the report).

4.2Delivery or Destruction of Samples. Reata shall have the right, but not the obligation, to request that AbbVie either deliver to Reata at an address to be designated by Reata or destroy the Samples by providing written notice to AbbVie, such notice to be provided on or before February 29, 2020.  Within thirty (30) days following AbbVie’s receipt of such request, AbbVie shall either deliver or destroy the Samples, as the case may be, in accordance with such request.  If Reata requests that AbbVie destroy the Samples, AbbVie shall deliver to Reata a certification of destruction within ten (10) days following the destruction of the Samples.  Reata will reimburse AbbVie for the reasonable out-of-pocket expenses incurred by AbbVie in connection with either the delivery or destruction of the Samples, as the case may be, within thirty (30) days following Reata’s receipt of an invoice for such expenses.  For clarity, unless requested in writing by Reata on or before February 29, 2020, AbbVie shall have no obligation to Reata with respect to the Samples and shall be permitted to retain or destroy such Samples in its sole discretion.

4.3Limitations. Notwithstanding the foregoing, neither AbbVie nor any of its Affiliates shall, in any circumstance, have any obligation to respond to, participate in, or otherwise provide support for, any Regulatory Authority or other Third Party audit, inspection or other inquiry relating to any Compound.  Other than the specific enumerated items in Section 4.1 or Section 4.2, neither AbbVie nor any of its Affiliates shall have any obligation to transfer or provide to Reata any Information or regulatory documentation.

ARTICLE 5
Financials

5.1Payments.  As consideration for entering into this Agreement (including the termination of rights under the License Agreement and Collaboration Agreement pursuant to Section 2.1) and for the rights granted to Reata hereunder (including the transfer of the rights to Develop, Manufacture and Commercialize the Compounds, including pursuant to Section 3.2), Reata shall pay AbbVie an aggregate amount equal to Three Hundred Thirty Million Dollars ($330,000,000) (“Aggregate Consideration”) as set forth below:

(a)Within sixty (60) days after the A&R Date, Reata shall pay to AbbVie Seventy Five Million Dollars ($75,000,000);

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(b)On or before June 30, 2020, Reata shall pay to AbbVie One Hundred Fifty Million Dollars ($150,000,000); and

(c)On or before November 30, 2021, Reata shall pay to AbbVie One Hundred Five Million Dollars ($105,000,000);

provided that (i) in the event of a Change of Control of Reata, Reata shall pay to AbbVie any outstanding and unpaid portion of the Aggregate Consideration within forty-five (45) days after the closing date of such Change of Control and (ii) in the event that Reata closes an Equity Offering prior to a Change of Control of Reata and prior to November 30, 2021, (x) Reata shall pay to AbbVie Twenty Five Million Dollars ($25,000,000) within fifteen (15) Business Days after the closing date of such Equity Offering and (y) the amount in clause (c) shall be reduced to Eighty Million Dollars ($80,000,000).  Reata shall have the right to pre-pay any or all of the Aggregate Consideration prior to the applicable dates set forth above.

5.2Royalties.

(a)Royalty Rates. As further consideration for AbbVie’s entering into this Agreement and the rights granted to Reata hereunder (including the transfer of the rights to Develop, Manufacture and Commercialize Omaveloxolone or any Existing AIM, including pursuant to Section 3.2), subject to Section 5.2(c),  Reata shall pay to AbbVie, on a Royalty Product-by-Royalty Product basis, a royalty on Net Sales of each Royalty Product in the Territory during each Calendar Year at the following rates, subject to Section 5.2(c):

Net Sales in the Territory of such Royalty Product	Royalty Rate
For that portion of aggregate Net Sales of such Royalty Product in the Territory during a Calendar Year less than $[***]	[***] %
For that portion of aggregate Net Sales of such Royalty Product in the Territory during a Calendar Year equal to or greater than $[***] but less than $[***]	[***] %
For that portion of aggregate Net Sales of such Royalty Product in the Territory during a Calendar Year equal to or greater than $[***]	[***] %

(b)Royalty Term.  Reata shall have no obligation to pay any royalty with respect to Net Sales of any Royalty Product in any country after the Royalty Term for such Royalty Product in such country has expired.

(c)Adjustments to Royalties.

i.	In the event that, and in such case from and after the date on which, a Royalty Product is sold in a country and such Royalty Product

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

or its composition, use or method of manufacture is not covered in such country by a Valid Claim of an AbbVie Patent or any Patent owned or controlled by Reata or any of its Affiliates, the royalty rate set forth in Section 5.2(a) with respect to such country (for purposes of calculations under Section  5.2(a)), each shall be reduced by [***] for the duration of the Royalty Term; and

ii.

In the event that in any country during the Royalty Term for a Royalty Product in such country unit sales of all Generic Products in such country in a Calendar Quarter (A) exceed [***] percent ([***] %) of the sum of unit sales of such Royalty Product and all Generic Products in such country, Net Sales of such Royalty Product in such country shall from the first day of such Calendar Quarter and thereafter be multiplied by [***] percent ([***] %) for purposes of calculating royalties, or (B) exceed [***] percent ([***] %) of the sum of unit sales of such Royalty Product and all Generic Products in such country, Net Sales of such Royalty Product in such country shall from the first day of such Calendar Quarter and thereafter be multiplied by [***] percent ([***] %) for purposes of calculating royalties;

Provided, however, that regardless of the adjustment mechanisms of clauses (i) – (ii) above, the royalties that would otherwise be payable to AbbVie with respect to a Royalty Product pursuant to Section 5.2(a) shall not be reduced by more than [***] percent ([***] %) in any given Calendar Quarter.  Reductions in royalties pursuant to the adjustment mechanisms of clauses (i) – (ii) above that are not used to reduce the royalties due in a particular Calendar Quarter on account of the previous sentence shall be carried over to subsequent Calendar Quarters until fully used in accordance with clauses (i) – (ii) above.

(d)Royalty Payments and Reports.  Reata shall calculate all amounts payable pursuant to Section 5.2(a) at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 5.3.  Reata shall pay to AbbVie the royalty amounts due with respect to a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter, except for the fourth Calendar Quarter of each Calendar Year, in such case Reata shall pay to AbbVie such amounts within sixty (60) days after the end of such Calendar Quarter.  Each payment of royalties due to AbbVie shall be accompanied by a statement of the amount of gross sales and Net Sales (and the calculations thereof) of each Royalty Product in each country in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.  Without limiting the generality of the foregoing, Reata shall require each of its Affiliates and its and their Sublicensees/Distributors to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Reata.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

5.3Mode of Payment.  All payments to AbbVie under this Agreement shall be made by electronic transfer of Dollars in the requisite amount to such bank account as AbbVie may from time to time designate by notice to Reata.  For the purpose of calculating any sums due under this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Reata shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee/Distributor’s standard conversion methodology consistent with GAAP.  Such standard conversion methodology shall be based upon the Monthly Average Exchange Rate.  “Monthly Average Exchange Rate” means the simple average of prior month-end Exchange Rate and current month-end Exchange Rate based on 9:00 AM Central Time Bloomberg screen on the penultimate Business Day of the corresponding month, and “Exchange Rate” means, with respect to a Business Day, the spot bid rate for X currencies and spot ask rate for non-X currencies for the conversion of the applicable country’s currency to Dollars as reported at 9:00 AM Central Time Bloomberg screen on the penultimate Business Day.

5.4Taxes.

(a)Deduction or Withholding of Tax.  The payments and royalties payable by Reata to AbbVie pursuant to this Agreement (each, a “Payment”) shall not be reduced on account of any taxes unless required by Applicable Laws.  Reata shall deduct or withhold from the Payments any taxes that it is required by Applicable Laws to deduct or withhold on AbbVie’s behalf.  If any Payment is subject to a deduction or withholding of tax, AbbVie and Reata shall use commercially reasonable efforts to perform all acts (including by executing all appropriate documents) so as to enable AbbVie to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such tax, Reata shall pay the applicable tax to the appropriate Governmental Authority, shall deduct the amount paid from the amount due AbbVie, and shall provide to AbbVie evidence of such payment within ten (10) days following such payment.  If Reata has not received evidence, in a form reasonably satisfactory to Reata, at least fifteen (15) days prior to the time that a Payment is due, of AbbVie’s entitlement under an applicable treaty to a reduced rate or elimination of the applicable tax, Reata may withhold with respect to such Payment as if no double taxation agreement or treaty applied.

(b)Reata Withholding Tax Action.  Subject to Section 5.4(c), if Reata (or Reata’s Affiliates or successors) is required to make a Payment to AbbVie subject to a deduction or withholding of tax, as described in Section 5.4(a), then if such deduction or withholding of tax obligation is increased solely as a result of the assignment or transfer of all or a portion of this Agreement by Reata as permitted under Section 11.3, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Reata from that represented in Section 7.1(e), or the Payments arise or are deemed to arise through a permanent establishment, branch or similar place of business of Reata in a jurisdiction other than the country in which Reata is organized (each, a “Reata Withholding Tax Action”), then notwithstanding Section 5.4(a), the Payment by Reata (in respect of which such deduction and withholding of tax is required to be made) shall be increased by the amount necessary  to ensure that AbbVie receives an amount equal to the same amount that it would have received had no Reata

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Withholding Tax Action occurred (such amount, the “Additional Amount”).  Furthermore, AbbVie shall pay Reata an amount equal to any reduction in tax realized by AbbVie, or any of its Affiliates or successors, that is due to a deduction or credit for, or refund of, any withholding taxes that gave rise to the payment of an Additional Amount.  The aggregate of all payments made by AbbVie to Reata pursuant to the preceding sentence, if any, shall not exceed the aggregate of the Additional Amounts paid by Reata to AbbVie.  All payments due to Reata pursuant to the two preceding sentences shall be paid no later than thirty (30) days following the filing of the tax return or other report in which such deduction, credit or refund is claimed.

(c)Payment of Additional Amount.  Section 5.4(b) shall only apply if each of the following applies: (i) AbbVie has not changed its tax residency from that represented in Section 7.1(e); and (ii) AbbVie is the beneficial owner of the Payments.

(d)Indirect Taxes.  Except as otherwise provided in this Section 5.4, each Party shall be liable for and shall pay the taxes which are imposed on it under Applicable Law arising from, or attributable to, any Payment.

5.5Interest on Late Payments.  If any payment due to AbbVie under this Agreement is not paid when due, then Reata shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of one hundred (100) basis points above LIBOR (or any successor rate thereto), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

5.6Financial Records.  Reata shall, and shall cause its Affiliates and Sublicensees/Distributors to, keep complete and accurate books and records pertaining to Net Sales of Royalty Products, as applicable, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement.  Such books and records shall be retained by Reata and its Affiliates and Sublicensees/Distributors until the later of: (a) three (3) years after the end of the period to which such books and records pertain; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

5.7Audit.  At the request of AbbVie, Reata shall, and shall cause its Affiliates and Sublicensees/Distributors to, permit an independent auditor designated by AbbVie and reasonably acceptable to Reata, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.6 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not: (a) be conducted for any Calendar Quarter more than three (3) years after the end of such Calendar Quarter; (b) be conducted more than once in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period); or (c) be repeated for any Calendar Quarter.  Except as provided below, the cost of this audit shall be borne by AbbVie, unless the audit reveals a variance of more than five percent (5%) from Reata’s reported amounts, in which case Reata shall bear the cost of the audit.  Unless disputed pursuant to Section 5.8, if such audit concludes that: (i) additional amounts were owed by Reata, Reata shall pay the additional amounts, with interest as provided in Section 5.5; or (ii) excess payments were made

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

by Reata, AbbVie shall reimburse such excess payments, in either case ((i) or (ii)), within sixty (60) days after the date on which such audit is completed by AbbVie.

5.8Audit Dispute.  In the event of a dispute with respect to any audit under Section 5.7, the Parties shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”).  The Parties shall enter into an engagement letter with the Accountant, which shall spell out the specific procedures that the Accountant shall perform in order to reach a decision.  The Parties shall make available to the Accountant all working papers and supporting documents required by the Accountant to fulfill its obligations under the engagement letter.  The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine.  Not later than ten (10) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest as provided in Section 5.5, or the auditing Party shall reimburse such excess payments, as applicable.

5.9Confidentiality.  AbbVie shall treat all information subject to review under this ARTICLE 5 in accordance with the confidentiality provisions of ARTICLE 9 and the Parties shall cause any independent auditor or Accountant to enter into a reasonably acceptable confidentiality agreement with Reata obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 6
Intellectual Property

6.1Patent Management.  Reata shall have the sole right, but not the obligation, to (a) prepare, file, prosecute, and maintain, (b) apply for patent term extensions and supplementary protection certificates for Licensed Products with respect to, (c) prosecute any infringement with respect to, and (d) defend and control the defense of the validity and enforceability of, in each case ((a) - (d)), the AbbVie Patents and Reata Patents worldwide, at Reata’s sole cost and expense.  As between the Parties, any recovery realized as a result of litigation with respect to the infringement of an AbbVie Patent or Reata Patent (whether by way of settlement or otherwise) will be retained by Reata and to the extent such recovery is attributable to lost sales or profits of one or more Royalty Products, included in Net Sales and subject to the royalty payment obligations set forth in Section 5.2.

6.2Cooperation.  AbbVie agrees to reasonably cooperate with Reata in connection with Reata’s exercise of its rights pursuant to Section 6.1 at Reata’s cost and expense for any out-of-pocket expenses incurred by or on behalf of AbbVie in connection therewith.  Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable Reata to apply for and to prosecute patent applications in any country, and (b) prior to the Omaveloxolone Reversion Date,

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

promptly forwarding to Reata any written notices or other written communications received from a Third Party relating to the AbbVie Patents.

6.3Infringement Claims by Third Parties. If the manufacture, sale, or use of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Reata (or its Affiliates or Sublicensees/Distributors), Reata shall have the sole right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its sole cost and expense, using counsel of its own choice. Any recoveries by Reata of any sanctions awarded to Reata and against a party asserting a claim being defended under this Section 6.3 shall be retained by Reata, and to the extent such claim, suit, or proceeding relates to one or more Royalty Products, such awards will be included in Net Sales and subject to the royalty payment obligations set forth in Section 5.2.

6.4Product Trademarks in the Territory.  Reata shall have the sole right to select, own, register, prosecute, maintain, enforce, defend and use the Trademark(s) to be used by or on behalf of Reata for the Commercialization of Licensed Products in the Territory; provided that Reata shall not use or file any application to register any Trademark that would cause a likelihood of consumer confusion with the company name or logo of AbbVie or any of its Affiliates.

ARTICLE 7
Representations, Warranties and Covenants

7.1Mutual Representations and Warranties .  Reata and AbbVie each represents and warrants to the other, as of the A&R Date as follows:

(a)Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

(c)Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(d)No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the material fulfillment of its obligations hereunder.

(e)Taxation.  It is a resident, as such term is defined for tax purposes pursuant to Applicable Laws, of the jurisdiction in which it is organized.

(f)Debarment.  Neither it, its Affiliates nor any of its or their respective employees or agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such Affiliates, employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or added to the FDA’s Disqualified/Restricted List.  If, during the Term, Reata, or any of its Affiliates or any of its or their respective employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or added to the FDA’s Disqualified/Restricted List, Reata shall immediately notify AbbVie, and AbbVie shall have the right to prohibit such Person from performing work under this Agreement. This provision shall survive termination of this Agreement.  For purposes of this provision, the following definitions shall apply:

i.A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

ii.A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an Affiliate of a Debarred Entity.

iii.An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

iv.A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

v.“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA.

(g)Disclosure to Patent Office.  During the Term, it shall timely present all material references, documents, or information in respect of pending applications included in the Reata Patents or AbbVie Patents, as applicable, of which it and the inventors are aware to the relevant patent office, to the extent required by Applicable Law.

7.2Additional Representations, Warranties and Covenants of AbbVie.  AbbVie further represents and warrants to Reata, as of the A&R Date, and covenants, as follows:

(a)Ownership.  It, itself or together with one or more of its Affiliates, solely owns the AbbVie Know-How and the AbbVie Patents and is entitled to grant the licenses and make the assignments specified herein.

(b)No Encumbrance.  It has not caused any Patent or Information included in the AbbVie Patents or the AbbVie Know-How to be subject to any liens or encumbrances and it has not granted to any Third Party any rights or licenses under the AbbVie Patents or the AbbVie Know-How.  During the Term, it shall not encumber or violate the rights granted by it to Reata hereunder with respect to the AbbVie Patents or the AbbVie Know-How.

(c)No Exploitation.  It and its Affiliates are not actively clinically Developing or Commercializing any Restricted AIM.

(d)No Litigation.  It has no Knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that any of the AbbVie Patents are invalid or unenforceable.

7.3Additional Representations, Warranties and Covenants of Reata. Reata further represents and warrants to AbbVie, as of the A&R Date, and covenants, that (a) in accordance with that certain Amended and Restated Loan and Security Agreement, dated as of June 14, 2018, among Oxford Finance LLC, and Silicon Valley Bank, and Reata Pharmaceuticals, Inc., as it may be amended (the “Loan and Security Agreement”), Oxford Finance LLC and Silicon Valley Bank have consented to Reata entering into this Agreement, including the obligations of Reata to make the payments to AbbVie as required pursuant to the terms of this Agreement, pursuant to the language attached hereto as Schedule 7.3, and (b) the Loan and Security Agreement does not contain any prohibition on Reata, nor is any further consent required under the Loan and Security Agreement with respect to Reata, entering into this Agreement or making any payment to AbbVie hereunder.

7.4DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 8
Indemnification

8.1Indemnification by Reata.  Reata shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees, and agents (the “AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:

(a)the breach by Reata of the License Agreement prior to the A&R Date;

(b)the negligence or willful misconduct on the part of Reata or its Affiliates or its or their respective directors, officers, employees, and agents prior to the A&R Date in performing its obligations under the License Agreement;

(c)the Development, Commercialization or Manufacture of the Licensed Products (as defined in the License Agreement in effect immediately prior to the A&R Date) or the Licensed Compounds (as defined in the License Agreement in effect immediately prior to the A&R Date) anywhere in the world prior to the A&R Date, including by or on behalf of Reata or its Affiliates (or its or their contractors or (sub)licensees, including Kyowa Hakko Kirin Co. Ltd.);

(d)the breach by Reata of the Collaboration Agreement prior to the A&R Date;

(e)the negligence or willful misconduct on the part of Reata or its Affiliates or its or their respective directors, officers, employees, and agents prior to the A&R Date in performing its obligations under the Collaboration Agreement;

(f)the Development, Commercialization or Manufacture of the Products (as defined in the Collaboration Agreement in effect immediately prior to the A&R Date) or the New Collaboration Compounds (as defined in the Collaboration Agreement in effect immediately prior to the A&R Date) anywhere in the world prior to the A&R Date, including by or on behalf of Reata or its Affiliates (or its or their contractors or (sub)licensees);

(g)the breach by Reata of this Agreement;

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(h)the negligence or willful misconduct on the part of Reata or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement; or

(i)the Development, Commercialization or Manufacture of any Targeted AIM or Targeted AIM Product by or on behalf of Reata or its Affiliates (or its or their contractors, (sub)licensees, or collaboration partners) on or after the A&R Date.

Provided that the foregoing obligations set forth in clauses ((a)-(i)) above shall not apply to any such Losses to the extent that AbbVie is obligated to indemnify the Reata Indemnitees pursuant to Section 8.2.

8.2Indemnification by AbbVie.  AbbVie shall indemnify Reata, its Affiliates and its and their respective directors, officers, employees, and agents (the “Reata Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of the breach by AbbVie of this Agreement; provided that the foregoing obligation shall not apply to any such Losses to the extent that Reata is obligated to indemnify the AbbVie Indemnitees pursuant to Section 8.1.

8.3Notice of Claim.  The Party seeking indemnification under Section 8.1 or 8.2 (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which the Indemnified Party intends to base a request for indemnification under this ARTICLE 8, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

8.4Indemnification Procedures.

(a)Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.    Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, reasonably acceptable to the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 8.4(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnifying Party.  If it is ultimately determined that

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party or any of the Indemnified Party’s Indemnitees from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim.

(b)Right to Participate in Defense.  Without limiting Section 8.3(a), the Indemnified Party shall be entitled to participate in, but not control, the defense of any Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.4(a) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnified Party’s Indemnitees, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of such Persons under Applicable Law, ethical rules or equitable principles.

(c)Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party or any of the Indemnified Party’s Indemnitees becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party or any of the Indemnified Party’s Indemnitees in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party and the Indemnified Party’s Indemnitees hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, if the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.4(a), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed).  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided, that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

(d)Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each of the Indemnified Party’s Indemnitees to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any of the

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

applicable Indemnified Party’s Indemnitees of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party and any of the applicable Indemnified Party’s Indemnitees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e)Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.5Special, Indirect, Consequential and Other Losses.  EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 OR SECTION 3.4 OR SECTION 3.5, AS APPLICABLE, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8.

8.6Insurance.  Each Party shall have and maintain such type and amounts of insurance covering its activities hereunder as is: (a) normal and customary in the pharmaceutical industry generally for parties similarly situated; and (b) otherwise required by Applicable Law.

ARTICLE 9
Confidentiality

9.1Confidentiality Obligations.  At all times during the Term and for a period of ten (10) years following termination hereof, each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party, and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party (including, for clarity, before the A&R Date under the License Agreement or the Collaboration Agreement), except to the extent such use is expressly permitted by the terms of this Agreement.  “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party, including information relating to the terms of this Agreement (including, for clarity, the License Agreement and the Collaboration Agreement prior to the A&R Date), any Targeted AIM (including the regulatory documentation, clinical data, and any other data and results), any Development or Commercialization of any Targeted AIM, any Information developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

of either Party.  Notwithstanding the foregoing, the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of the receiving Party or its officers, directors, employees, and agents, and as such each Party agrees that the receiving Party shall not be liable for the use by any of its officers, directors, employees, or agents of specific Confidential Information of the disclosing Party that is retained in the unaided memory of such officer, director, employee or agent; provided that (a) such officer, director, employee, or agent is not aware that such Confidential Information is the confidential information of disclosing Party at the time of such use; (b) the foregoing is not intended to grant, and shall not be deemed to grant, the receiving Party, its Affiliates, or its officers, directors, employees, and agents (i) a right to disclose the disclosing Party’s Confidential Information, or (ii) a license under any Patents or other intellectual property right of the disclosing Party; and (c) such officer, director, employee, or agent has not intentionally memorized such Confidential Information for use outside this Agreement. During the Term and thereafter the AbbVie Know-How shall be deemed the Confidential Information of Reata, unless and until this Agreement is terminated and the applicable AbbVie Know-How is not assigned to Reata in accordance with Section 3.1(c) or Section 3.1(d), as applicable prior to such termination.  Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any portion of such Confidential Information that:

(a)is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

(b)can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(c)is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(d)has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

(e)can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

9.2Permitted Disclosures.  Notwithstanding Section 9.1, each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b)made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(c)made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(d)made by the receiving Party or its Affiliates or licensees or sublicensees to its or their attorneys, auditors, advisors, consultants or subcontractors as may be necessary or useful in connection with the Development, Manufacturing or Commercialization of any Targeted AIM or Targeted AIM Product, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or to potential or actual licensees or Sublicensees/Distributors, or potential or actual investors, lenders, or acquirors and their respective financial advisors and attorneys, or any financial or other advisors of such Party, as may be necessary or useful in connection with their evaluation of such potential or actual license, financing, investment or acquisition; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure).

9.3Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional materials, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 9.3 shall not prohibit either Party from

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

making any disclosure identifying the other Party that is required by Applicable Law.  Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9.

9.4Public Announcements. The Parties have agreed upon the content of a press release, which shall be issued substantially in the form attached hereto as Schedule 9.4, the release of which the Parties shall coordinate.  Except pursuant to the procedures set forth below, neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in such disclosing Party’s good faith determination and on the advice of its counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or any of its controlling Affiliates) are listed (or to which an application for listing has been submitted). In the event that a Party is, based on the advice of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which its (or any of its controlling Affiliates’) securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 9.4, provided such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

9.5Publications.  Subject to Section 9.3, Reata and its Affiliates shall be free to publish, and Reata may authorize its Sublicensees to publish, the results of any preclinical study or clinical trial of a Targeted AIM or Targeted AIM Product conducted by or on behalf of Reata or its Affiliate or Sublicensees.  AbbVie shall have the right to publish one publication regarding the results of Development conducted under the License Agreement and Collaboration Agreement prior to the A&R Date, subject to Reata’s prior approval (not to be unreasonably withheld, conditioned or delayed); provided that AbbVie shall deliver a then-current copy of such publication to Reata at least twenty (20) days prior to submitting such publication to a publisher (provided that the Parties may agree to a shorter period), and Reata shall review such publication and give its comments and approval decision to AbbVie within ten (10) days of the delivery of such publication to Reata; provided, further, that failure to respond within such ten (10)-day period shall be deemed approval to publish.  Except as provided in the immediately preceding sentence, AbbVie shall not, and shall cause its Affiliates not, to publish any non-public information with respect to a Compound or Royalty Product.

ARTICLE 10
Term and Termination

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

10.1Term.  This Agreement shall become effective on the A&R Date and shall remain in full force and effect until terminated pursuant to Section 10.2, Section 10.2 or Section 10.4 (the “Term”).

10.2Termination by Mutual Agreement.  The Parties shall have the right to mutually agree in writing to terminate this Agreement in its entirety.

10.3Material Breach .  If AbbVie believes that Reata has materially breached one or more of its obligations under this Agreement (other than a breach of its obligations in Section 9.1, Section 9.2 or Section 9.5), then AbbVie may deliver notice of such material breach to Reata, which such notice shall provide a description of the alleged breach (a “Default Notice”).  If Reata does not dispute that it has committed a material breach of one or more of its obligations under this Agreement (other than a breach of its obligations in Section 9.1, Section 9.2 or Section 9.5), then if Reata fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within forty-five (45) days (or, with respect to a payment default, thirty (30) days) after receipt of the Default Notice, AbbVie may terminate this Agreement upon written notice to Reata.  If Reata disputes that it has materially breached one of its obligations under this Agreement (other than a breach of its obligations in Section 9.1, Section 9.2 or Section 9.5), the dispute shall be resolved pursuant to Section 11.7.  If, as a result of the application of such dispute resolution procedures, Reata is determined to be in material breach of one or more of its obligations under this Agreement (other than a breach of its obligations in Section 9.1, Section 9.2 or Section 9.5) (an “Adverse Ruling”), then if Reata fails to complete the actions specified by the Adverse Ruling to cure such material breach within thirty (30) days after such ruling, or if such compliance cannot be fully achieved within such thirty- (30-) day period and Reata has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then AbbVie may terminate this Agreement upon written notice to Reata.  For purposes of this Section 10.3, Reata’s failure to pay any amount due pursuant to Section 5.1 or Section 5.2 shall be deemed a material breach of an obligation under this Agreement.

10.4Termination for Insolvency.  In the event that, prior to the Bardoxolone Reversion Date, Reata (or any of its controlling Affiliates) files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, proposes a written agreement of composition or extension of its debts, proposes or is a party to any dissolution or liquidation, files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, then AbbVie may terminate this Agreement in its entirety effective immediately upon written notice to Reata.

10.5Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by AbbVie or Reata are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10.6Effects of Termination; Surviving Provisions.

(a)In the event of a termination of this Agreement prior to the Omaveloxolone Reversion Date, without limiting AbbVie’s rights to Exploit any Compound under or otherwise practice under the Product Licenses or the Collaboration Licenses, the Parties shall negotiate in good faith and enter into a termination agreement setting forth, subject to the survival of the Product License and the Collaboration Licenses, and the termination of the license grants to Reata in Section 3.2, the commercially reasonable economics due after such termination with respect to (A) Bardoxolone in the Licensee Territory (as defined in the License Agreement in effect immediately prior to the A&R Date), and (B) Omaveloxolone or any Existing AIM in the Territory.  If the Parties are not able to agree on commercially reasonable economics within sixty (60) days after the effective date of termination, either Party shall have the right to refer such matter to dispute resolution in accordance with Section 11.7(c).

(b)In the event of a termination of this Agreement after the Omaveloxolone Reversion Date but prior to the Bardoxolone Reversion Date, without limiting AbbVie’s rights to Exploit Bardoxolone under or otherwise practice under the Product Licenses, the Parties shall negotiate in good faith and enter into a termination agreement setting forth, subject to the survival of the Product Licenses, and the termination of the license grants to Reata in Section 3.2 with respect to Bardoxolone, the commercially reasonable economics due after such termination with respect to Bardoxolone in the Licensee Territory (as defined in the License Agreement in effect immediately prior to the A&R Date).  If the Parties are not able to agree on commercially reasonable economics within sixty (60) days after the effective date of termination, either Party shall have the right to refer such matter to dispute resolution in accordance with Section 11.7(c).

(c)Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination.  Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.  Without limiting the foregoing, Sections 3.1(a) (if this Agreement is terminated prior to the Bardoxolone Reversion Date), 3.1(b) (if this Agreement is terminated prior to the Omaveloxolone Reversion Date), 3.1(c) (if this Agreement is terminated after the Omaveloxolone Reversion Date but before the Bardoxolone Reversion Date), 3.1(d) (if

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

this Agreement is terminated after the Bardoxolone Reversion Date), 3.5 (to the extent contemplated therein), 4.3 and 9.1-9.4 and Articles 1, 2, 5, 8, 10 and 11 (other than Section 11.4) of this Agreement shall survive the termination of this Agreement for any reason.

10.7Remedies.  Except as otherwise expressly provided in this Agreement, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

ARTICLE 11
Miscellaneous

11.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions, or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

11.2Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.3Assignment.

(a)By Reata.  Reata shall have the right to sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder, without AbbVie’s consent, to (i) any Affiliate or (ii) any successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates, subject to Reata’s obligations under Section 3.5, it being understood that nothing in Section 3.5 shall be deemed to

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

preclude Reata from any Change of Control transaction, nor vest in AbbVie any right of approval of any Change of Control of Reata.  With respect to an assignment to an Affiliate, Reata shall remain responsible for the performance by such Affiliate of the assigned rights and obligations hereunder.  Notwithstanding anything to the contrary in this Section 11.3 or the remainder of this Agreement, Reata and any Affiliate controlled by  Reata shall have all rights to do any of the following during the Term: (A) incur any indebtedness of any nature; (B) enter into any agreement pursuant to which Reata or any Affiliate controlled by Reata pledges as security for any indebtedness or any other obligation the rights granted to Reata under this Agreement, any Reata Intellectual Property, any Net Sales, any Compound or Licensed Product, or any other  asset of Reata or any Affiliate controlled by Reata (and, without limiting Reata’s or its successor’s obligations under this Agreement, the foreclosure on any such security by such lender in accordance with the terms of any such indebtedness shall not, in and of itself, be deemed a breach of this Agreement); (C) conduct any equity or debt financing of any nature; or (D) enter into any royalty factoring or other agreement pursuant to which Reata or any Affiliate controlled by Reata pays or transfers to a Third Party a royalty or other payment based upon the development or sale of any Compound, Licensed Product, or other asset of Reata or any Affiliate controlled by Reata.

(b)By AbbVie.  AbbVie shall have the right to sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder, without Reata’s consent, to (i) any Affiliate or (ii) any successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. AbbVie shall have the right to transfer to any Third Party the AbbVie Patents or AbbVie Know-How without the consent of Reata; provided that any such transfer shall be made subject to the rights of Reata hereunder.  With respect to an assignment to an Affiliate, AbbVie shall remain responsible for the performance by such Affiliate of the assigned rights and obligations hereunder.

(c)Other Assignment.  Any sale, transfer, assign, delegation, or disposal of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder by a Party not permitted under clause (a) in the case of Reata, or clause (b) in the case of AbbVie, shall not be done without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

(d)Any attempted assignment or delegation in violation of this Section 11.3 shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of AbbVie or Reata, as the case may be.  In the event either Party seeks and obtains the other Party’s consent, or is otherwise allowed under this Section 11.3, to assign or delegate its rights to a Third Party, the assignee or transferee shall assume all related obligations of its assignor or transferor under this Agreement.  The rights to Information, materials and intellectual property: (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change of Control or acquisition of such Party, which

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Information, materials and intellectual property were controlled by such Affiliate immediately prior to such Change of Control or acquisition, in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

11.4Non-Disparagement.  Each Party acknowledges, agrees, and covenants that it will not make any public statement, comment, or communication that constitute disparagement of, or that are derogatory or detrimental to the name or reputation of, the other Party or any Compound or Licensed Product. This non-disparagement covenant applies to any public statements, comments, or communications in any form, whether oral, non-verbal, written, or electronic. Notwithstanding the foregoing, (a) each Party may disclose information to its attorneys or in response to a lawful subpoena or court order requiring disclosure of information and (b) each Party shall have the right to enforce its rights under this Agreement and to make any public statement, comment or communication in connection therewith.

11.5Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby: (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

11.6Governing Law; Service.

(a)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b)Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.6(b) shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

11.7Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (other than a dispute whose procedures for resolution are set forth in Section 5.8 or Section 11.11) (a “Dispute”), it shall be resolved pursuant to this Section 11.7.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(a)General.  Any Dispute shall be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within ten (10) days after such issue was first referred to them, then, except as set forth in Section 11.7(b), either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 11.7(c) for purposes of having the matter settled.

(b)Intellectual Property Disputes.  In the event that a Dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 11.7(a), unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 11.7(c) and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 11.6, in any country in which such rights apply.

(c)ADR.  Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 11.7(c).

(d)Adverse Ruling.  Any determination pursuant to this Section 11.7 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

(e)Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Section 11.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section 11.7 shall be specifically enforceable.

11.8Notices.

(a)Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the applicable Party at its respective addresses specified in Section 11.8(b) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.8(a).  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 11.8(a) is not intended to govern the day-to-day business

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

communications necessary between the Parties in performing their obligations under the terms of this Agreement.

(b)Address for Notice.

If to AbbVie, to:

AbbVie Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Attention:  AbbVie Inc. Executive Vice President, External Affairs, General Counsel and Corporate Secretary

Facsimile:  847-935-3294

with a copy to (which shall not constitute notice):

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

United States

Attention:  Vice President, Legal

Facsimile:  847-935-9644

If to Reata, to:

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, Texas 75063

Attention: Chief Financial Officer

Facsimile: 469-442-4816

with a copy to (which shall not constitute notice):

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, Texas 75063

Attention: Chief Legal Officer

Facsimile: 469-442-4858

11.9Entire Agreement.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(a)This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby, including the License Agreement, the Collaboration Agreement, the Confidential Disclosure and Limited Use Agreement between the Parties or their respective Affiliates, dated May 28, 2009, as amended, and the Bilateral Confidential Disclosure Agreement between Reata and AbbVie Laboratories and its subsidiaries dated May 26, 2011, as amended.  This Agreement specifically amends and restates the License Agreement and the Collaboration Agreement, and the terms and provisions of the License Agreement and the Collaboration Agreement in respect of all matters, whether arising before, on, or after the A&R Date, shall be terminated and of no further force or effect except as expressly amended and restated or referenced herein (including as set forth in Section 3.1).  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by an authorized representative of each Party.

(b)Without limiting the foregoing, this Agreement with the Schedules constitutes a single integrated agreement that cannot be severed or divided into component agreements, and the consideration described in this Agreement, including the Aggregate Consideration and royalties, cannot be severed, divided or allocated among parts of this Agreement.  Neither Party would have entered into this Agreement (or any part of this Agreement) in the absence of the rest of this Agreement, and the Parties agree that AbbVie would not have entered into this Agreement in the absence of the entire consideration provided in this Agreement, including the Aggregate Consideration and royalties.

11.10English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Section 3.4 and Section 3.5 and ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Sections or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Sections or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms,

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

consideration of the public interest, or inadequacy of monetary damages as a remedy.  Nothing in this Section 11.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11.12Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.13No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.14Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.15Relationship of the Parties.  It is expressly agreed that Reata, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency.  Neither Reata, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.16Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

11.17References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

11.18Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein means including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

[Signature Page Follows]

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

In Witness Whereof, the Parties have executed this Amended and Restated License Agreement by their duly authorized officers as of the date first written above.

Reata Pharmaceuticals, Inc. By: /s/ Manmeet S. Soni Name: Manmeet S. Soni Title: Chief Financial Offier	AbbVie Ltd. By: /s/ Amarendra Duvvur Name: Amarendra Duvvur Title: Director

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Signature Page to Amended and Restated License Agreement

Schedule 1.3

AbbVie Know-How

•	Bioanalytical report for each of the following studies:
i.	study 408-C-1402 (MOXIe);
ii.	study 408-C-1403 (MOTOR); and
iii.	study 402-C-1302 (LARIAT),

which reports shall be similar in content and format to the bioanalytical reports provided to Reata by AbbVie for studies 408-C-1303 and 408-C-1306.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 1.4

AbbVie Patents

Country	Case Ref Number	Status	Application Number	Application Date	Publication Number	Patent Number	Grant Date
Albania - (AL)	ABV11901ALO1	Granted - (G)	AL/P/2018/0531	4/24/2014	2989114	7723	5/23/2018
Argentina - (AR)	ABV11901ARO1	Filed - (F)	P20140101652	4/21/2014
Austria - (AT)	ABV11901ATO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Australia - (AU)	ABV11901AUD1	Filed - (F)	2019200341	1/18/2019
Australia - (AU)	ABV11901AUO1	Granted - (G)	2014257072	4/24/2014	2014257072	2014257072	1/31/2019
Bosnia-Herzegovina - (BA)	ABV11901BAO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Belgium - (BE)	ABV11901BEO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Bulgaria - (BG)	ABV11901BGO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Brazil - (BR)	ABV11901BRO1	Filed - (F)	BR1120150270123	4/24/2014
Canada - (CA)	ABV11901CAO1	Filed - (F)	2909066	4/24/2014
Switzerland - (CH)	ABV11901CHO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Chile - (CL)	ABV11901CLO1	Filed - (F)	03135-2015	4/24/2014	03135-2015
China P.R. - (CN)	ABV11901CNO1	Granted - (G)	201480035822.1	4/24/2014	105324389	201480035822.1	2/6/2018
Colombia - (CO)	ABV11901COO1	Granted - (G)	15255313	4/24/2014	761	33699	5/11/2018
Costa Rica - (CR)	ABV11901CRO1	Filed - (F)	2015-0620	4/24/2014
Cyprus - (CY)	ABV11901CYO1	Granted - (G)	CY20181100837	4/24/2014	2989114	2989114	5/23/2018
Czechia - (CZ)	ABV11901CZO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Germany - (DE)	ABV11901DEO1	Granted - (G)	14727306.4	4/24/2014	2989114	602014025846.8	5/23/2018
Denmark - (DK)	ABV11901DKO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Dominican Republic - (DO)	ABV11901DOO1	Filed - (F)	P2015-0263	4/24/2014
Ecuador - (EC)	ABV11901ECO1	Filed - (F)	IEPI-2015-46898	4/24/2014
Estonia - (EE)	ABV11901EEO1	Granted - (G)	14727306.4	4/24/2014	2989114	E015925	5/23/2018

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Country	Case Ref Number	Status	Application Number	Application Date	Publication Number	Patent Number	Grant Date
European Patent Convention - (EP)	ABV11901EPD1	Filed - (F)	18170879.3	5/4/2018	3453715
European Patent Convention - (EP)	ABV11901EPO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Spain - (ES)	ABV11901ESO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Finland - (FI)	ABV11901FIO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
France - (FR)	ABV11901FRO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Great Britain - (GB)	ABV11901GBO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Gulf Cooperation Council - (GC)	ABV11901GCD1	Inactive - (I)	2014/34981	3/18/2018
Gulf Cooperation Council - (GC)	ABV11901GCO1	Granted - (G)	2014/27022	4/21/2014	2014/27022	GC0008979	2/1/2019
Greece - (GR)	ABV11901GRO1	Granted - (G)	20180402295	4/24/2014	2989114	2989114	5/23/2018
Guatemala - (GT)	ABV11901GTO1	Filed - (F)	A-2015000314	4/24/2014	A-2015000314
Hong Kong - (HK)	ABV11901HKO1	Granted - (G)	16109489.1	8/10/2016	1221470	HK1221470	5/31/2019
Hong Kong - (HK)	ABV11901HKO2	Filed - (F)	16110351.4	8/31/2016	1222179
Croatia - (HR)	ABV11901HRO1	Granted - (G)	P20181321T	4/24/2014	2989114	2989114	5/23/2018
Hungary - (HU)	ABV11901HUO1	Granted - (G)	E14727306	4/24/2014	2989114	2989114	5/23/2018
Indonesia - (ID)	ABV11901IDO1	Granted - (G)	P00201507556	4/24/2014		IDP000053885	10/8/2018
Ireland - (IE)	ABV11901IEO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Israel - (IL)	ABV11901ILO1	Filed - (F)	242183	4/24/2014
India - (IN)	ABV11901INO1	Filed - (F)	7096/CHENP/2015	4/24/2014	7096/CHENP/2015
Iceland - (IS)	ABV11901ISO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Italy - (IT)	ABV11901ITO1	Granted - (G)	502018000024949	4/24/2014	2989114	2989114	5/23/2018
Japan - (JP)	ABV11901JPD1	Filed - (F)	2018-175962	9/20/2018	2019-23200

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Country	Case Ref Number	Status	Application Number	Application Date	Publication Number	Patent Number	Grant Date
Japan - (JP)	ABV11901JPO1	Granted - (G)	2016-510780	4/24/2014	2016-517869	6409050	9/28/2018
Korea South - (KR)	ABV11901KRO1	Filed - (F)	10-2015-7033427	4/24/2014
Lithuania - (LT)	ABV11901LTO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Luxembourg - (LU)	ABV11901LUO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Latvia - (LV)	ABV11901LVO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Monaco - (MC)	ABV11901MCO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Montenegro - (ME)	ABV11901MEO1	Granted - (G)	P-2018/213	4/24/2014	2989114	03186	5/23/2018
Macedonia - (MK)	ABV11901MKO1	Granted - (G)	P-2018/636	4/24/2014	2989114	2989114	5/23/2018
Malta - (MT)	ABV11901MTO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Mexico - (MX)	ABV11901MXO1	Filed - (F)	MX/a/2015/014792	4/24/2014
Malaysia - (MY)	ABV11901MYO1	Filed - (F)	PI2015703682	4/24/2014
Netherlands - (NL)	ABV11901NLO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Norway - (NO)	ABV11901NOO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
New Zealand - (NZ)	ABV11901NZD1	Inactive - (I)	732869	6/14/2017
New Zealand - (NZ)	ABV11901NZD2	Filed - (F)	749873	1/10/2019
New Zealand - (NZ)	ABV11901NZO1	Inactive - (I)	631615	4/24/2014
Panama - (PA)	ABV11901PAO1	Filed - (F)	90911	4/24/2014	90911-01
Peru - (PE)	ABV11901PEO1	Filed - (F)	002271-2015	4/24/2014
Philippines - (PH)	ABV11901PHO1	Filed - (F)	1-2015-502459	4/24/2014
Pakistan - (PK)	ABV11901PKO1	Filed - (F)	335/2014	4/21/2014
Poland - (PL)	ABV11901PLO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Portugal - (PT)	ABV11901PTO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Romania - (RO)	ABV11901ROO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Country	Case Ref Number	Status	Application Number	Application Date	Publication Number	Patent Number	Grant Date
Serbia - (RS)	ABV11901RSO1	Granted - (G)	P-2018/0945	4/24/2014	2989114	57571	5/23/2018
Russian Federation - (RU)	ABV11901RUD1	Filed - (F)	2019120236	6/28/2019
Russian Federation - (RU)	ABV11901RUO1	Granted - (G)	2015150069	4/24/2014		2693833	7/5/2019
Sweden - (SE)	ABV11901SEO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Singapore - (SG)	ABV11901SGD1	Filed - (F)	10201805231W	6/19/2018	10201805231W
Singapore - (SG)	ABV11901SGO1	Granted - (G)	11201508752W	4/24/2014		11201508752W	6/25/2018
Slovenia - (SI)	ABV11901SIO1	Granted - (G)	201430835	4/24/2014	2989114	2989114	5/23/2018
Slovakia - (SK)	ABV11901SKO1	Granted - (G)	14727306.4	4/24/2014	2989114	2989114	5/23/2018
Thailand - (TH)	ABV11901THO1	Filed - (F)	1501006484	4/24/2014	1501006484A
Turkey - (TR)	ABV11901TRO1	Granted - (G)	14727306.4	4/24/2014	2989114	TR201811599T4	5/23/2018
Taiwan - (TW)	ABV11901TWD1	Filed - (F)	107147785	12/28/2018
Taiwan - (TW)	ABV11901TWO1	Granted - (G)	103114431	4/21/2014	I649330	I649330	2/1/2019
Ukraine - (UA)	ABV11901UAO1	Granted - (G)	a201511559	4/24/2014		118348	1/10/2019
United States - (US)	ABV11901USC1	Inactive - (I)	15/821508	11/22/2017	20180094020
United States - (US)	ABV11901USC2	Filed - (F)	16/186051	11/9/2018
United States - (US)	ABV11901USL1	Inactive - (I)	61/815502	4/24/2013
United States - (US)	ABV11901USO1	Granted - (G)	14/260532	4/24/2014	2014/0323579	9856286	1/2/2018
Uruguay - (UY)	ABV11901UYO1	Filed - (F)	35534	4/21/2014
Venezuela - (VE)	ABV11901VEO1	Filed - (F)	2014-000510	4/21/2014
Vietnam - (VN)	ABV11901VNO1	Filed - (F)	1-2015-04416	4/24/2014
Patent Cooperation Treaty - (WO)	ABV11901WOO1	Inactive - (I)	PCT/US2014/035279	4/24/2014	WO2014/176415
South Africa - (ZA)	ABV11901ZAO1	Filed - (F)	2015/07481	4/24/2014	2015/07481

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 1.12

Bardoxolone Structure

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 1.38

Existing AIMs

([***])

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 1.60

Omaveloxolone Structure

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 3.2(b)

Form of Sublicensee Release

[Insert Sublicensee Name], on behalf of itself, its affiliates, and its and their predecessors, successors and assigns, covenants that it will not, and hereby knowingly and voluntarily fully and forever waives, releases and discharges any right to, institute, prosecute or pursue any complaints, claims, charges, liens, debts, costs, fees, claim for relief, demands, suits, actions and causes of action, of whatever kind or nature, whether in law or in equity, known or unknown and that it has or could assert, against AbbVie Inc., its affiliates, its and their predecessors, successors and assigns, and all of their current and former officers, owners, shareholders, directors, managers, agents, representatives, servants, employees, attorneys, under common law or under any statute, rule, regulations, order, or law, whether federal, state or local, that are based in whole or in part upon, arise out of, or relate to, the execution of, conduct (or omissions) under or in connection with, or exercise of any rights under, (i) that certain License Agreement, dated as of September 21, 2010, by and between Abbott Pharmaceuticals PR Ltd. (predecessor in interest to AbbVie Inc.) and Reata Pharmaceuticals, Inc. or (ii) that certain License Agreement, dated as of September 21, 2010, by and between Abbott Pharmaceuticals PR Ltd. (predecessor in interest to AbbVie Inc.) and Reata Pharmaceuticals, Inc., in each case ((i) and (ii)), on or before October 9, 2019.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 4.1(c)

Form of Written Confirmation

[DATE]

Joel Proksch, Ph.D.

Chief Development Officer

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, TX  75063

RE: Original data for A-1291978 Drug Metabolism Memo No. 03

Dear Dr. Proksch:

The purpose of this letter is to confirm that the original data supporting the bardoxolone methyl human metabolite identification report (AbbVie Drug Metabolism Memo No. 03) remain archived in BioBook S-2012-000041365, as stated in the report.

Sincerely,

[CONTACT INFO]

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 7.3

Oxford Consent Language

Consent and Agreement. [Oxford Finance LLC (“Collateral Agent”)], [the lenders (the “Lenders”) listed on Schedule 1.1 of that certain Amended and Restated Loan and Security Agreement dated as of June 14, 2018, as amended, by and among Collateral Agent, Lenders and Reata (the “Loan Agreement”)] and [Reata] hereby acknowledge and agree that [Reata’s] obligations to [pay AbbVie an aggregate amount equal to Three Hundred Thirty Million Dollars ($330,000,000) plus certain royalty payments (the “AbbVie License Payments”)] pursuant to [this Agreement] do not constitute Indebtedness as defined in the Loan Agreement and the payment of any of the AbbVie License Payments do not constitute Investments as defined in the Loan Agreement and thus are not prohibited by Section 7.4 and Section 7.7 of the Loan Agreement.  However, pursuant to Section 7.1 of the Loan Agreement, [Reata] shall not Transfer all or any part of its business or property (including certain transfer of rights and property pursuant to any license agreement and any expenditures of funds), except for certain specifically enumerated permitted Transfers. Notwithstanding anything to the contrary contained in Section 7.1 of the Loan Agreement and the definition of Permitted Licenses set forth in the Loan Agreement, Collateral Agent and Lenders hereby, subject to the terms of Section 4 and Section 9 hereof, (a) consent to (i) [Reata’s] entry into [this Agreement] and (ii) [Reata’s] obligations under [this Agreement] to (x) make any and all of the AbbVie License Payments and (y) continue to provide the Product Licenses and the Collaboration Licenses (both as defined in [this Agreement]) and any rights related thereto to AbbVie (collectively, the “Specified License”), in each case pursuant to [this Agreement], (b) acknowledge that the AbbVie License Payments are expenditures of funds to be made by [Reata] in the ordinary course of business and (c) agree that (i) [this Agreement], in and of itself, and the [Reata] making any and all AbbVie License Payments and granting the Specified License pursuant thereto, shall not constitute “Events of Default” under the Loan Agreement, (ii) the Specified License shall be considered a Permitted License under the Loan Agreement and (iii) the AbbVie License Payments shall be permitted to be made pursuant to Section 7.1(d) and Section 7.1(e) of the Loan Agreement.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 9.4

Press Release

(See attached)

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

REATA PHARMACEUTICALS REACQUIRES RIGHTS FROM ABBVIE TO DEVELOP AND COMMERCIALIZE BARDOXOLONE METHYL, OMAVELOXOLONE, AND ALL NEXT-GENERATION NRF2 ACTIVATORS

IRVING, Texas—October 10, 2019—Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, today announced the reacquisition of development, manufacturing and commercialization rights concerning its proprietary Nrf2 activator product platform originally licensed to AbbVie, Inc. (AbbVie) for territories outside of the United States with respect to bardoxolone methyl (bardoxolone) and worldwide with respect to omaveloxolone and other next-generation Nrf2 activators.  As a result, Reata now possesses exclusive, worldwide rights to develop, manufacture and commercialize bardoxolone methyl (bardoxolone), omaveloxolone, and all other next-generation Nrf2 activators, excluding certain Asian markets for bardoxolone which are licensed to Kyowa Kirin Co., Ltd.

As consideration for the rights reacquired by Reata, AbbVie will receive a total of $330 million in cash, primarily for rights to bardoxolone.  Reata will make an upfront payment of $75 million in 2019, with the remainder payable in installments in the second quarter of 2020 and in the fourth quarter of 2021.  In addition, AbbVie will receive low single-digit, tiered royalties from worldwide sales of omaveloxolone and certain next-generation Nrf2 activators, and no royalties on bardoxolone.

“AbbVie has been an excellent partner, and our collaboration was instrumental in the clinical development of bardoxolone and omaveloxolone,” said Warren Huff, Reata’s Chief Executive Officer and President.  “Regaining these rights will increase Reata’s strategic flexibility and control regarding the development and commercialization of our lead drug candidates, and our next-generation Nrf2 activators.  We have been actively preparing for the commercial launch of bardoxolone and omaveloxolone in the United States, and we will now expand our efforts to include these international territories as well.”

Reata has also entered into an amendment to its loan and security agreement with Oxford Finance LLC and Silicon Valley Bank.  The amended agreement makes $75 million available to Reata upon positive, topline, registrational data from either the CARDINAL study of bardoxolone methyl in patients with Alport syndrome or the MOXIe study of omaveloxolone in patients with Friedreich’s ataxia.  Overall, the term loan facility increased by $30 million, from $125 million to $155 million.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone methyl and omaveloxolone, target the important transcription factor Nrf2 that promotes restoration of mitochondrial function, reduction of oxidative stress, and

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

inhibition of pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com/

Investor Relations:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

http://reatapharma.com/contact-us/

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

Schedule 11.7(c)

ADR Procedures

Any Dispute referred to ADR under this Agreement shall be resolved as follows:

1.To begin an ADR proceeding, a Party shall provide written notice to the other Party of the Dispute to be resolved by ADR.  Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the arbitration, add additional issues to be resolved within the same ADR.  Thereafter, no new issues can be added absent consent of the tribunal, which consent shall be granted for good cause.  In assessing whether good cause exists for permitting the addition of new issues, the tribunal shall consider all relevant factors, including whether justice is served by allowing the addition of new issues, whether a Party unduly delayed in seeking to add a new issue, and whether the other Party would be unfairly prejudiced by the addition of the new issues.  The ADR shall be administered by JAMS pursuant to the then-current JAMS Comprehensive Rules and Procedures, except as modified under this Schedule 11.7(c).

2.Within twenty-one (21) days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral from the JAMS list of neutrals to preside in the resolution of all issues in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one independent, impartial and conflicts-free neutral (who does not need to be from the JAMS list) and, within ten (10) days thereafter, those two neutrals will select a third independent, impartial and conflicts-free neutral from the JAMS list of neutrals to preside as the chair of the panel of such three neutrals (such neutral(s), the “Neutral”).  None of the neutrals selected may be current or former employees, officers or directors of either Party or its Affiliates.  Furthermore, the following provisions shall supplement (but not replace) the provisions of the JAMS Comprehensive Rules and Procedures regarding neutrality:

(a)

A person shall be deemed to have a conflict, and shall not be appointed as a Neutral absent the consent of both parties, if such person (i) has presided over an evidentiary hearing relating to, or issued a ruling on, the merits of a dispute, involving either Party; (ii) has conducted a mediation involving either Party, or (iii) has been retained to perform and has performed professional services for either Party within the last ten (10) years.   The “merits of a dispute” are matters substantially related to the substance of the underlying claim, and do not include procedural or discovery-related matters;

(b)

A person shall be deemed to have a conflict, and shall not be appointed as a Neutral absent consent of both parties, if such person previously served as a party-appointed arbitrator appointed by either Party, or by any party represented in a previous arbitration by one of the law firms representing either Party in any Dispute referred to ADR under this Agreement, if the governing rules of such arbitration did not require such arbitrator to be impartial and independent; and

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

(c)

Neither Party nor any person acting on behalf of a Party may have any ex parte communications with any Neutral at any time before or during the proceedings.  Notwithstanding JAMS Comprehensive Rules and Procedures, prohibited ex parte communications shall include advising the candidate of the general nature of the controversy and of the anticipated proceedings and to discuss the candidate’s qualifications, availability or independence in relation to the Parties.

3.No earlier than ninety (90) days or later than one hundred twenty (120) days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties.

4.At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a)	a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;
(b)	a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;
(c)

a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages.  The proposed ruling and the proposed remedy collectively shall not exceed one (1) page per issue.

(d)

a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

5.Each Party shall be entitled to twenty (20) document requests and one deposition.  The Neutral can permit additional discovery, subject to the limits specified below, where such discovery is reasonably calculated to lead to admissible evidence regarding liability or damages, and with respect to a request for an additional deposition, the necessity of an additional deposition shall be determined by the Neutral based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing Parties and the witness.  For such additional discovery, in no event shall a Party be permitted more than three (3) interrogatories, ten (10) additional document requests (resulting in thirty (30) total document requests) or more than one (1) additional deposition of the opposing Party (with all depositions limited to one day, up to six (6) hours).  No corporate representative deposition shall be permitted.  Within five (5) days of the service of document requests, the Parties shall agree to defined search terms in order to search for responsive electronic documents as efficiently and economically as possible.  If the Parties cannot agree to such search terms, the Neutral shall meet with the Parties within five (5) days thereafter and, at that meeting, determine the applicable search

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

terms.  No other discovery shall be permitted in any form.  All discovery must be completed thirty (30) days before the arbitration hearing.

6.The hearing shall be conducted on no more than five (5) consecutive days and shall be governed by the following rules:

(a)	Each party shall be entitled to fifteen (15) hours of hearing time to present its case. The Neutral shall determine whether each Party has had the fifteen (15) hours to which it is entitled.
(b)

Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents, or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)

The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address therein not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)	Except when testifying, witnesses shall be excluded from the hearing until closing arguments.
(e)	Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.
(f)	Affidavits prepared for purposes of the ADR hearing shall not be admissible.
(g)	As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

7.Prior to the completion of the hearing, a Party may seek leave from the Neutral to modify its proposed rulings on one or more issues to be resolved.  If the Neutral finds good cause for such modification, within seven (7) days following completion of the hearing, the Parties shall file a substitute proposed ruling on each issue for which the Neutral allows a modification, together with a request for a specific damage award or other remedy for each such issue.  The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages.  The proposed ruling and the proposed remedy collectively shall not exceed one (1) page per issue.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].

8.Within fourteen (14) days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed twenty (20) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

9.The Neutral shall rule on each disputed issue within thirty (30) days following completion of the post-hearing briefing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

10.The Neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)	If the Neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.
(b)

If the Neutral rules in favor of one Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties.  The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

11.The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

12.Except as provided in paragraph 11 or as required by law, the existence of the Dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed to be Confidential Information of both Parties.  The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

13.All ADR proceedings shall be conducted in the English language and shall be conducted in New York, New York.

14.Each Party shall have the right to be represented by counsel in all aspects of any ADR proceeding.

Specific terms in this Exhibit have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit with three asterisks [***].